THIS INSTRUMENT AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

HOTTAB PTE. LTD.

ACE

(Accelerator Contract for Equity)

THIS ACCELERATOR CONTRACT FOR EQUITY (the "Agreement") is made as of January 10th 2019, (the “Effective Date”) by and between HOTTAB PTE. LTD. (ENTITY CODE: 201501775D), a Singapore corporation (the "Company"), SOSV IV LLC ("SOSV"), a Delaware limited liability company ("Purchaser"), and Sanjeev Sapkota (the "Founder").

This Agreement certifies that, in exchange for SOSV providing cash funding to HOTTAB PTE. LTD., in the amount of US$168,000 (the "Purchase Amount"), the Company hereby issues to the Investor the right to ce11ain shares of the Company's Capital stock, subject to the te1ms set fo11h below . The Purchase Amount will be payable as follows:

(i) US$75,000 by check or wire transfer to the Company where US$5,000 shall be paid on execution of this Agreement, US$25,000 to be provided only upon integration of the Mobile Only Accelerator ("MOX") software development kit before or during the MOX program (the "Program"), US$45,000 will be provided to the Company upon arrival in Taipei, Taiwan, for the commencement of the Program on or around February 11th 2019;

(ii) US$48,000 to be provided only upon the Company setting up a subsidiary in Taiwan and MOX successful application for and receipt of monetary grant under its pa11nership with the Taiwan Ministry of Science and Technology,

(iii) US$45,000, which shall be paid on the Company' s behalf directly to the Program for services provided to the Company, including but not limited to office space, mentors and services, as pat1 of the Company's participation in the Program.

The "Valuation Cap" is US$12,000,000. See Section 2 for certain additional defined terms.

1. EVENTS

(a) Equity Financing.

(i)  If there is an Equity Financing before the expiration or termination of this Agreement, the Company will automatically issue to the Investor a number of shares of ACE Prefe1Ted Stock equal to the Purchase Amount divided by the Conversion Price.

(ii)  Notwithstanding Section l(a)(i), if the Company sells and issues shares of the Company's Capital Stock in a future bona fide equity financing that results in an aggregate purchase price paid to the Company by third pa11y investor(s) of less than the Equity Financing Threshold (as defined below), then upon the election of the Investor, at its sole discretion, the Company will automatically issue to the Investor a number of shares of stock issued in such equity financing equal to the Total Purchase Amount divided by (i) the Ace Price or (ii) the price per share of the equity sold in such equity financing multiplied by the Discount Percentage, whichever calculation results in the Investor receiving the greater number of shares of stock (the "Optional Conversion")

(iii)  The following provisions shall apply in the event of the issuance of Capital Stock to the Investor by the Company pursuant to Section l(a)(i) or Section l(a)(ii):

(A)  The Investor will execute and deliver to the Company all transaction documents related to the relevant financing pursuant to Section l(a)(i) or Section l(a)(ii), provided that such documents are the same documents to be entered into with the purchasers in such financing, with appropriate variations for the ACE Preferred Stock if applicable, and provided further, that such documents have customaiy exceptions to any drag-along applicable to the Investor, including, without limitation, limited representations and warranties and limited liability and indemnification obligations on the part of the Investor; and

(B)  The Investor and the Company will execute a Pro Rata Rights Agreement, unless the Investor is already included in such tights in the transaction documents related to the relevant financing pursuant to Section l(a)(i) or Section l(a)(ii).

(b)  Liquidity Event. If there is a Liquidity Event before the expiration or termination of this Agreement, the Company will pay to the Investor the greater of (i) two (2) times the Purchase Amount, or

(ii) the amount the Investor would have received in connection with such Liquidity Event, as a stockholder of the Company, if the Purchase Amount had been c6nve1ted immediately p1ior to the effectiveness of the Liquidity Event into shares of Common Stock equal to the Purchase Amount divided by the Liquidity Price

(c)  Dissolution Event. If there is a Dissolution Event before this Agreement expires or terminates, the Company will pay an amount equal to the Purchase Amount, due and payable to the Investor immediately prior to, or concurrent with, the consummation of the Dissolution Event. The Purchase Amount will be paid prior and in preference to any Distribution of any of the assets of the Company to holders of outstanding Capital Stock by reason of their ownership thereof. If immediately prior to the consummation of the Dissolution Event, the assets of the Company legally available for distribution to the Investor and all holders of all other Investment Instruments (the "Dissolving Investors"), as determined in good faith by the Company' s board of direction:;, are insufficient to permit the payment to the Dissolving Investors of their respective Purchase Amounts, then the entire assets of the Company legally available for distribution will be distributed with equal p1iority and pro rata among the Dissolving Investors in proportion to the Purchase Amounts they would otherwise be entitled to receive pursuant to this Section l (c).

(d)  Termination. This Agreement will expire and terminate (without relieving the Company of any obligations arising from a prior breach of or non-compliance with this Agreement) upon either (i) the issuance of stock to the Investor pursuant to Section l(a) or the payment, or setting aside for payment, of amounts due to the Investor pursuant to Section 1(6) or Section l(c). ·

(e)  Review. If none of the events described in Section l (a), Section 1(6), Section l(c), or Section l(d) have occurred prior to the Anniversary Date, the Investor may, at the Investor's absolute sole discretion, and at any time after the Anniversary Date, or on any Next Anniversa1y Date elect to do any of the following;

(i)  convert all or any part of the Purchase Amount to Common Stock at a conversion price equal to the Discount Percentage multiplied by the Valuation Cap divided by the Company Capitalization (the "Review Conversion"); or

(ii) agree to continue this Agreement and review the arrangement on the date being 12 months after the Anniversary Date or the Next Anniversary Date as applicable.

2. DEFINITIONS

"ACE Preferred Stock" means the shares of a series of Preferred Stock issued to the Investor in an Equity Financing, having the identical rights, privileges, preferences and restrictions as the shares of Standard Preferred Stock, other than with respect to: (i) a liquidation preference, which ACE Preferred Stock shall have primity to and be in preference to Common Stock and be pari passu to the holders of Standard Preferred Stock; (ii) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (iii) the basis for any dividend rights, which will be based on the Conversion Price.

"ACE Price" means the price per share equal to the Valuation Cap divided by the Company Capitalization.

"Affiliate" means any individual or corporation, partnership, ttu st, incorporated or unincorporated association, joint venture, limited liability company, or joint stock company that, directly or indirectly through one or more inte1mediaries, controls or is controlled by or is under common control with such individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, or joint stock company.

"Anniversary Date" means the date being 12 months after the date hereof. "Next Anniversary Date" means any date being 12 months after the Anniversary Date, or the first Next Anniversary Date.

"Capital Stock" means the capital stock of the Company, including, without limitation, the "Common Stock" and the "Preferred Stock."

"Change of Control" means (i) a transaction or series of related transactions in which any "person" or "group" (within the meaning of Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of more than 50% of the outstanding voting securities of the Company having the right to vote for the election of members of the Company's board of directors, (ii) any reorganization, merger or consolidation of the Company, other than a transaction or series of related transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction or se1ies of related transactions retain, immediately after such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity or (iii) a sale, lease or other disposition of all or substantially all of the assets of the Company.

"Company Capitalization" means the sum, as of immediately prior to the Equity Financing or Optional Conversion, as applicable, of: (1) all shares of Capital Stock (on an as-conve1ted basis) issued and outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding (i) this Agreement, (ii) all other Investment Instruments issued after the Effective Date, and (iii) conve1tible promissory notes issued after the Effective Date; and (2) all shares of Common Stock reserved and available for future grant under any equity incentive or similar plan of the Company, and/or any equity incentive or similar plan to be created or increased in connection with the Equity Financing.

"Conversion Price" means either (i) the Ace P1ice or (ii) the Discount Price, whichever calculation results in a greater number of shares of Ace Preferred Stock.

"Discount Percentage" means eighty percent (80%).

"Discount Price" means the price per share of the Standard Preferred Stock sold in the Equity Financing multiplied by the Discount Percentage.

"Distribution" means the transf.er to holders of Capital Stock by reason of their ownership thereof of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of Capital Stock by the Company or its subsidiaries for cash or property other than: (i) repurchases of Common Stock held by employees, officers, directors or consultants of the Company or its subsidiaries pursuant to an agreement providing, as applicable, a right of first refusal or a right to repurchase shares upon te1mination of such service provider's employment or services; or (ii) repurchases of Capital Stock in connection with the settlement of disputes with any stockholder.

"Dissolution Event" means (i) a voluntary te1mination of operations, (ii) a general assignment for the benefit of the Company's creditors or (iii) any other liquidation, dissolution or winding up of the Company (excluding a Liquidity Event), whether voluntary or involuntary .

"Equity Financing" means the sale and issuance of the Company's Capital Stock in a future bona fide equity financing that results in an aggregate purchase price paid to the Company by third patty investors (i.e. that are not related to, or otherwise affiliated with the Company's founders) of not less than US$300,000 (the "Equity Financing Threshold"). For the purposes of this Agreement, an Equity Financing may be comprised of separate closings, provided that the terms upon which the Company sells its Capital Stock in each such closing are identical;

"Initial Public Offering" means the closing of the Company' first firm commitment underwritten initial public offering of Common Stock pursuant to a registration statement filed under the Securities Act or the equivalent legislation in the Company's jurisdiction of incorporation.

"Investment Instrument" means an instrument containing a future tight to shares of Capital Stock, similar in form and content to this Agreement, purchased by investors for the purpose of funding the Company's business operations.

"Liquidity Capitalization" means the number, as of immediately prior to the Liquidity Event, of shares of Capital Stock (on an as-conve1ted basis) outstanding, assuming exercise or conversion of all outstanding vested and unvested options, warrants and other convertible securities, but excluding: (i) this Agreement; (ii) other Investment Instruments issued after the Effective Date; and (iii) convertible promissory notes issued after the Effective Date.

"Liquidity Event" means a Change of Control or an initial Public Offering.

"Liquidity Price" means the price per share equal to the Valuation Cap divided by the Liquidity Capitalization.

"Pro Rata Rights Agreement" means a written agreement between the Company and the Investor (and holders of other Investment Instruments, as approp1iate) giving the Investor a 1ight to purchase its pro rata share of private placements of securities by the Company occurring after the Equity Financing, subject to customary exceptions. Pro rata for purposes of the Pro Rata Rights Agreement will be calculated based on the ratio of (1) the number of shares of Capital Stock owned by the Investor immediately prior to the issuance of the securities to (2) the total number of' shares of outstanding Capital Stock on a fully diluted basis, calculated as of immediately prior to the issuance of the securities.

"Standard Preferred Stock" means the shares of a se1ies of Preferred Stock issued to the investors investing new money in the Company in connection with the initial closing of the Equity Financing.

3. COMPANY REPRESENTATIONS

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b)  The authorized Capital Stock as of immediately prior to the Effective Date is set forth in the table captioned "Capitalization Table" attached hereto as Exhibit A. Such shares were issued at all times in mate1ial compliance with all applicable financial record keeping and reporting requirements and applicable anti-money laundering statutes, all mies and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any government agency.

(c)  The execution, delivery and performance by the Company ohhis Agreement is within the power of the Company and, other than with respect to the actions to be taken when equity is to be issued to the Investor, has been duly authorized by all necessary actions on the part oftf1e Company. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity. To the knowledge of the Company; it is not in violation of (i) its cmTent ce1tificate of incorporation or bylaws,

(ii) any material statute, mle or regulation applicable to the Company or (iii) any material indenture or contract to which the Company is a patty or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.

(d)  Tue performance and consummation of the transactions contemplated by this Agreement do not and will not: (i) violate any material judgment, statute, mle or regulation applicable to the Company;

(ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations

(e)  No consents or approvals are required in connection with the performance of this Agreement, other than: (i) the Company's corporate approvals; (ii) any qualifications or filings under applicable securities laws; and (iii) necessary corporate approvals for the authorization of Capital Stock issuable pursuant to Section 1.

(f)  This Agreement shall be exclusively governed by and constmed in accordance with the laws of the State of Delaware, United States, without regard to conflicts of law. Each of the parties hereto irrevocable and unconditionally confirms and agrees that any action brought by either patty to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, consents to and submits to the exclusive jurisdiction of, and venue in, the state and federal courts located in the State of California, United States over all disputes arising hereunder or in connection with the subject matter of this Agreement. The parties hereby irrevocably waive any right to allege lack of personal jurisdiction, improper venue or inconvenient form in any such action brought in any such court.

(g)  The Company owns or possesses (or can obtain on commercially reasonable terms) sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, processes and other intellectual property rights necessary for its business (collectively, the "Intellectual Property") as now conducted and as currently proposed to be conducted, without any known conflict with, or infringement of, the lights of, others. In the event that the Company does not own or possess the Intellectual Property, the Founders each agree to transfer Intellectual Prope1ty held by any such Founder, to the extent that such Intellectual Property of any Founder has not already been assigned, to the Company within ten (10) days after the Effective Date. Each Founder hereby agrees to take all such action as may be necessary or appropriate to satisfy the purposes and intent of the foregoing. The Company and Founders agree to not establish any other company or entity that includes, or will include, any of the Intellectual Property, unless otherwise agreed to by the Investor.

(h)  Multiple Investment Acknowledgement. The Company acknowledges that Investor and several of its affiliates, partners, agents, controlling persons, mentors and employees or representatives (collectively with the Investor, the "Investor Representatives") either are or were employed by professional investment funds (collectively, with the Investor Representatives, the "Investors Affiliates"), and as such invest in numerous portfolio companies, some of which may be competitive with the Company's business. NO INVESTOR AFFILIATE SHALL BE LIABLE TO THE COMPANY FOR ANY CLAIM ARISING OUT OF, OR BASED UPON, (I) THE INVESTMENT BY AN INVESTOR AFFILIATE IN ANY ENTITY COMPETITIVE TO THE COMPANY, OR (II) ACTIONS TAKE BY ANY INVESTOR AFFILIATE TO ASSIST ANY SUCH COMPETITIVE COMPANY, WHETHER OR NOT SUCH ACTION WAS TAKEN AS A BOARD MEMBER OF SUCH COMPETITIVE COMPANY, OR OTHERWISE, AND WHETHER OR NOT SUCH ACTION HAS A DETRIMENTAL EFFECT ON THE COMPANY.

4. INVESTOR REPRESENTATIONS

(a)  The Investor has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes valid and binding obligation of the Investor, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights generally and general principles of equity.

(b)  The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. The Investor has been advised that this Agreement and the underlying securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor is purchasing this Agreement and the securities to be acquired by the Investor hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise dist1ibuting the same. The Investor has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and 1isks of such investment, is able to incur a complete loss of such investment without impai1ing the Investor's financial condition and is able to bear the economic risk of such investment for an indefinite period of time.

5. ADDITIONAL RIGHTS OF INVESTOR

(a)  Investor's First Finandng Right. Investor, or any Affiliate of the Investor, shall be entitled, but not obligated, to invest or to purchase new equity securities or other instruments as issued in the Next Financing, the amount of which shall be the greater of (i) 20% of such new equity securities or the total of all other instruments as issued in the financing round, or (ii) the quotient obtained by dividing US$200,000 by the per share purchase price of such new equity securities or up to US$200,000 of the total of all other instruments as issued in the financing round. For the purposes of this Agreement, "Next Financing" means the sale of the Company's Capital Stock, or the issuance by the Company of any form of promisso1y note, security or other instrument with the right to convert into, be exchanged for or otherwise acquire Capital Stock (the "Financing Instruments"), in one transaction or series of related transactions, for aggregate sales price of at least US$300,000 (or such other amount as the Investor may approve), paid in cash subsequent to the Effective Date where such Next Financi1ig shall be conducted at all times in material compliance with all applicable financial record keeping and reporting requirements and applicable anti-money laundering statutes, all mies and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any government agency.

(b)  Information Rights. The Company shall deliver customary unaudited (as may be required) annual financial statements, budgets and a brief monthly update to the Investor, or its Affiliate, on request. The Company shall provide not less than ten business days' prior notice of any proposed financing or change of control in the Company, or any subsidiary or Affiliate of the Company. The Company hereby unde1takes to grant to Investor information rights as granted to any other investor granted such rights under any "Major Investor" clause in any subsequent financing round following the completion of the Program.

(c)  Observer Rights. Investor shall, for so long as it holds any shares of Capital Stock, be entitled to designate a representative (a "Board Observer") to attend meetings of the Company's board of directors in a non-voting observer capacity and, in this respect, the Company shall give each such Board Observer, if one has been designated by Investor, copies of all consents and meeting materials that the Company provides to its directors, subject to the Company's right to withhold such information and exclude such Board Observer from meetings or portions thereof if access to such information or attendance at such meeting or portion thereof could adversely affect the attorney-client privilege between the Company and its counsel.

(d)  Benefit of More Favorable Terms. Should the Company, at any time prior to the earlier of (A) an Equity Financing, (B) a Liquidity Event, (C) a Dissolution Event, (D) an Optional Conversion, (E) a Review Conversion or (F) repayment in full of an amount equal to the Purchase Amount, issue to an investor one or more Financing Instrument(s) with terms more favorable to such holder(s) thereof than the terms contemplated herein or with additional advantages, even if made conditional upon the occurrence of certain future events, the Investor shall acquire such more favorable terms or benefit from such additional advantages. The Company confirms that it has not in the sixty (60) days preceding the execution of this Agreement issued any Financing Instrument(s) containing any terms more favorable to such holder(s) than those contained herein.

(e)  Put Option. The Investor may, at any time and under its discretion, require any Founder to acquire all Shares held by the Investor for an aggregate consideration of $1.00. Upon delivery of a notice to the Company (the "Put Option Notice"), the Founders will (i) execute such documentation as is required to give effect to this provision; and (ii) proceed with the purchase of the Shares from the Investor within thirty (30) days of receipt of a Put Option Notice.

6. Miscellaneous

(a)  This Agreement constitutes the entire agreement between the patties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Company and the Investor.

(b) Any notice required or permitted by this Agreement will be deemed sufficient when delivered personally or by overnight comier or sent by email to the relevant address listed on the signature page, or 48 hours after being deposited in the mail as certified or registered mail with postage prepaid, addressed to the patty to be notified at such party's address listed on the signature page, as subsequently modified by written notice.

(c)  The Investor is not entitled, as a holder of this Agreement, to vote or receive dividends or be deemed the holder of Capital Stock for any purpose, nor will anything contained herein be construed to confer on the Investor, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise until shares have been issued upon the terms described herein.

(d)  Neither this Agreement nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other provided, however, that this Agreement and/or the tights contained herein may be assigned witl1out the Company's consent by the Investor to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Investor, including, without limitation, any general partner, managing member, officer or director of the Investor, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares tl1e same management company with, the Investor.

(e)  In the event any one or more of the provisions of this Agreement is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Agreement operate or would prospectively operate to invalidate this Agreement, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this Agreement and the remaining provisions of this Agreement will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed tl1ereby.

(f)  This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Delaware, United States, without regard to conflicts of law. Each of the parties hereto irrevocable and unconditiorially confams and agrees that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each patty agrees to, and does hereby, consents to and submits to the exclusive jurisdiction of: and venue in, the state and federal courts located in the State of California, United States over all disputes arising hereunder or in connection with the subject matter of this Agreement. The parties hereby irrevocably waive any right to allege lack of personal jurisdiction, improper venue or inconvenient forum in any such action brought in any such court.

(g)  The parties acknowledge that, regardless, of which patty had primary responsibility for the drafting of this Agreement, each of the parties had the opp01tunity to review this Agreement in its entirety prior to signing and, if such pa1ty so chose, to consult with independent legal counsel.

(h)  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000.

(i)  Except as otherwise provided herein, each of the parties hereto shall pay its own fees and expenses, including attorney fees, in connection with the transactions contemplated by this Agreement. However, if as result of this Agreement conve1ting into securities of the Company, there are associated fees payable regarding the issuance of any equity stock, including but not limited to: notarization, apostille, translation, courier fees, attorney fees in the Company's jurisdiction or country and any other outlays necessary to forrmalize the Purchaser's ownership of the Shares, then these will be borne by the Company in full.

(Signature pages follow)

1

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

HOTTAB PTE, LTD.

By: /s/ Sanjeev Sapkota

Name: Sanjeev Sapkote

Title: Founder and CEO

Address:

Company Signature page to ACE Agreement

2

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SOSV IV LLC

By its Manager: SOSV IV GP LLC

 /s/ Sean O’Sullivan

By: Sean O’Sullivan

Title: Managing Partner

Address: 174 Nassau Street, #3000

Princeton, NJ 08542 United States

Investor Signature page to ACE Agreement

3

EXHIBIT A

Capitalization Table

	ALL AUTHORIZED AND RESERVED SHARES PRIOR TO THIS AGREEMENT		ALL AUTHORIZED AND RESERVED SHARES AFTER THIS AGREEMENT
	Shares	Percentage	Shares	Percentage
ORDINARY SHARES
Class A
Sanjeev Sapkota	745	54.38%	745	43.50%
BPS Advisory	111	8.10%	111	6.48%
Connect Investment	137	10.00%	137	8.00%
TRG	111	8.10%	111	6.48%
Nicolas Campourcy	125	9.12%	125	7.30%
Marco Marchioro	21	1.53%	21	1.23%
Class B
Patrick Hedkvist	50	3.65%	50	2.92%
Andrian Tan	40	2.92%	40	2.34%
Bobby	30	2.19%	30	1.75%
ESOP (Reserved)	0	0.00%	257	15.00%
Ordinary Share Subtotal	1,370	100.00%	1,627	95.00%
NEW ORDINARY SHARES
SOSV IV LP	0	0.00%	77	4.50%
General Mobile Corporation	0	0.00%	9	0.50%
Ordinary Share Subtotal	0	0.00%	86	5.00%
Total	1,370	100.00%	1,713	100.00%

4